Exhibit 17.1

RESIGNATION

I, Chaslav Radovich, hereby tender and submit my resignation as Chief Executive Officer of Cobalis Corp., such resignation to be effective on the 15th day of May 2006, or when accepted by the board of directors.

By:	/s/ Chaslav Radovich
Chaslav Radovich